EX-99.77K CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Fund engaged Ernst & Young LLP ("EY") as the independent registered public accounting firm for the fiscal year ending August 31, 2016. EY replaces BBD, LLP ("BBD"), the Fund's previous independent registered public accounting firm, who was dismissed upon completion of the tax-free reorganization. The change in accountants was approved by the Audit Committee of the Board of Trustees on November 10, 2015. During the periods that BBD served as the Fund's independent registered public accounting firm and through December 10, 2015, BBD's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. There were no disagreements between the Fund and BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

[LOGO]

April 29, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC
20549-7561

Dear Sirs/Madams:

We have read Item 77K of the American Beacon Sound Point Floating Rate Fund Form N-SAR dated April 29, 2016 and we agree with the statements made therein.

Yours truly,

[LOGO]

/s/ BBD, LLP

                                                                 www.bbdcpa.com